NEWS RELEASE T. ROWE PRICE GROUP ADDS EILEEN ROMINGER AS INDEPENDENT DIRECTOR Baltimore: November 3, 2021 NEWS T. Rowe Price Group, Inc. (NASDAQ-GS: TROW) announced today that its Board of Directors has elected Eileen Rominger as an independent director of the company. Rominger was most recently a senior advisor at CamberView Partners, a provider of advice to public companies on shareholder engagement and corporate governance, from 2013 to 2018. She previously served from 2011 to 2012 as the director of the Division of Investment Management at the U.S. Securities and Exchange Commission. From 1999 to 2011, Rominger held several positions at Goldman Sachs Asset Management, including global chief investment officer. Prior to that, she worked for 18 years at Oppenheimer Capital, serving as a securities analyst and then as an equity portfolio manager and member of the Executive Committee. Rominger is a former member of the Board of Directors of Swiss Re and remains on the Board of several of its U.S. subsidiaries. She also currently serves on the Boards of Trustees of Jacob’s Pillow and the MASS MoCA Foundation. QUOTE Bill Stromberg, chairman and chief executive officer of T. Rowe Price Group “Eileen brings substantial public policy, regulatory, corporate governance, leadership, and investment management experience that, along with her global perspective, will serve our firm and our stockholders well. We are excited to have her on board and look forward to benefiting from her strategic insights and counsel.” ABOUT T. ROWE PRICE Founded in 1937, Baltimore-based T. Rowe Price (troweprice.com) is a global investment management organization with $1.61 trillion in assets under management as of September 30, 2021. The organization provides a broad array of mutual funds, subadvisory services, and separate account management for individual and institutional investors, retirement plans, and financial intermediaries. The company also offers a variety of sophisticated investment planning and guidance tools. T. Rowe Price's disciplined, risk-aware investment approach focuses on diversification, style consistency, and fundamental research. ### T. ROWE PRICE CONTACTS: Public Relations Brian Lewbart 410-345-2242 brian.lewbart@troweprice.com Investor Relations Linsley Carruth 410-345-3717 linsley.carruth@troweprice.com